Exhibit 6



                               September 14, 1995


VIA FACSIMILE


Mr. Kurt Grey
ERLY Industries Inc.
10990 Wilshire Blvd., Suite 1800
Los Angeles, California 90024



RE:      ERLY INDUSTRIES A AND B WARRANTS


Dear Kurt:

Reference is made to (i) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "A" Warrant, dated as of February 16, 1995, as amended by Amendment No. 1 To A Warrant dated as of July 28, 1995 (such Warrant, as so amended, the "A Warrant"), and (ii) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "B" Warrant, dated as of February 16, 1995, as amended by Amendment No. 1 To B Warrant dated as of July 28, 1995 (such Warrant, as so amended, the "B Warrant"; each of the A Warrant and B Warrant may be referred to individually as a "Warrant," and shall be referred to collectively as the "Warrants"), both of which were issued by ERLY Industries Inc. ("ERLY") in favor of Internationale Nederlanden (U.S.) Capital Corporation ("ING Capital"). Capitalized terms not otherwise defined herein are as defined in the Warrants.

This confirms the following understandings and agreements between ERLY and ING Capital with respect to the Warrants:

         1. You have informed us that ERLY is distributing a 15% Common Stock dividend on or about October 6, 1995 (the "Stock Dividend"). This confirms that, notwithstanding anything to the contrary in the Warrants, the adjustments to the Call Share Price that are provided for in the second sentence of the definition of Call Share Price shall be made in connection with the Stock Dividend. Nothing herein shall limit the effect of Section 4.A of the Warrants or the adjustments required to be made thereunder as a result of the Stock Dividend. The foregoing agreement only applies with respect to the Stock Dividend and shall not apply with respect to any subsequent stock dividends that may be distributed to ERLY shareholders.
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September 14, 1995
Page 2

         2. Notwithstanding anything to the contrary in the Warrants, no adjustment of the number of shares of Common Stock comprising a Stock Unit shall be made pursuant to Section 4.C of either Warrant in the case of any reduction in the number of shares of Common Stock into which the other Warrant is convertible or exchangeable, which reduction is the result of any partial or full exercise of the put option (pursuant to Section 25 of the Warrants) or the Call Option under such other Warrant.

By executing this letter, ERLY hereby indicates its agreement to all of the foregoing.



Sincerely,

Internationale Nederlanden (U.S.) Capital Corporation

By:         /s/ MICHAEL W. ADLER
Name:       Michael W. Adler
Title: Vice President



cc:  Ronald J. Epman, Esq. (via facsimile)




THE FOREGOING IS ACKNOWLEDGED AND AGREED


ERLY Industries Inc.

By:         /s/ KURT GREY
Name:       Kurt Grey
Title:      Vice President
Date:       September 18, 1995